EX 97.1
Sleep Number Corporation Executive Clawback and Forfeiture Policy

Sleep Number Corporation (the “Company”) is committed to conducting business with integrity in accordance with high ethical standards and in compliance with all applicable laws, rules and regulations. This includes the Company’s commitment to comply with all laws, rules and regulations, including those applicable to the presentation of the Company’s financial information to the public. As a result, the Management Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) has adopted this Executive Clawback and Forfeiture Policy (this “Policy”), which provides for the recoupment, forfeiture or cancellation, as the case may be, of incentive-based compensation under the circumstances described below.
Administration
This Policy will be administered by the Committee. Except as limited by law, the Committee will have full power, authority and sole and exclusive discretion to reasonably construe, interpret and administer this Policy. Any determinations made by the Committee will be made in its reasonable discretion and will be final, conclusive and binding on all affected individuals.

Notwithstanding the foregoing, the Committee will seek recoupment under this policy if and to the extent required by any federal or state law, rule or regulation, or rule, regulation, policy or listing standard of the Securities and Exchange Commission or any securities exchange on which the Company’s securities are listed. In the event of any change in any federal or state law, rule or regulation, or rule, regulation, policy or listing standard of the Securities and Exchange Commission or any securities exchange on which the Company’s securities are listed after the last revision date of this Policy, which requires the Company to seek recoupment, forfeiture or cancellation of certain compensation of a Covered Team Member (as defined below), the Committee will be required to seek recoupment, forfeiture or cancellation under this Policy to the extent required by such laws, rules, regulations, policies or listing standards.

Covered Team Members
This Policy will cover the Company’s current and former Section 16 officers, as identified by the Company under Item 401(b) of Regulation S-K , including the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company. Section 16 officers of the Company’s parent(s) or subsidiaries shall be deemed executive officers of the Company if they perform such policy making functions for the Company. The term “policy-making function” does not include policy-making functions that are not significant. These individuals are referred to as the “Covered Team Members” in this Policy.

Compensation Covered
The Policy will apply to any compensation that is granted, earned or vested based wholly or in part upon the attainment of any Financial Reporting Measure (“Incentive-based Compensation”) received by a person (i) after beginning service as a Covered Team Member; (ii) who served as a Covered Team Member at any time during the performance period for that Incentive-based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national

EX 97.1
securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement, as described below. “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures. The Company’s stock price and total shareholder return are also Financial Reporting Measures. For purposes of this Policy, Incentive-based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation occurs after the end of that period.
For clarity and the avoidance of doubt, Incentive-based Compensation does not include the following:
•Base salary;
•Equity compensation that vests based solely on the passage of time;
•Equity compensation that vests based solely on the achievement of milestones that are not financial reporting measures; or
•Compensation awarded at the discretion of the Board of Directors of the Company.

Determination
In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Committee will recover reasonably promptly from any Covered Team Member the amount of Incentive-based Compensation received by any Covered Team Member that exceeds the amount of Incentive-based Compensation that otherwise would have been received had it been determined based on the restated amounts and will be computed without regard to any taxes paid (“Erroneously Awarded Incentive-based Compensation”). The Committee is not required to recover the Erroneously Awarded Incentive-based Compensation in circumstances where:

•direct expenses paid to third parties to assist in enforcing the policy would exceed the amount to be recovered, and the Company has made a reasonable attempt to recover;
•recovery would violate home country law that was adopted prior to November 28, 2022, and the Company provides an opinion of home country counsel to that effect to the securities exchange on which the Company’s securities are listed; or
•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of the Internal Revenue Code.

Method of Recoupment, Forfeiture or Cancellation
The Committee, in its reasonable discretion, will determine the method for seeking recoupment, forfeiture or cancellation, as the case may be, of Erroneously Awarded Incentive-based Compensation paid, which may include, without limitation, any one or more of the following methods:

•requiring reimbursement of cash incentives previously paid;

EX 97.1
•seeking recovery of any gain or payout value realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
•cancelling or rescinding some or all outstanding vested or unvested equity-based awards;
•adjusting or withholding from unpaid compensation or other set-off;
•cancelling or setting-off against planned future grants of equity-based awards; and/or
•any other method authorized by applicable law or contract.

Not Exclusive
Any recoupment, forfeiture or cancellation under this Policy is in addition to, and not in lieu of, any other similar remedies or rights that may be available to the Company in any other policy, employment agreement, incentive or equity compensation plan or award or other agreement. Furthermore, any recoupment, forfeiture or cancellation under this Policy is in addition to, and not in lieu of, any other legal rights or remedies available to the Company. Notwithstanding the generality of the foregoing, to the extent that the requirements under the provisions of Section 304 of the Sarbanes-Oxley Act of 2002 are broader than the provisions in this Policy, the provisions of such law will apply to the Company’s Chief Executive Officer and Chief Financial Officer.

No Indemnification
The Company will not indemnify any current or former Covered Team Member against the loss of Erroneously Awarded Incentive-based Compensation.

Amendments
The Committee may amend, modify or terminate this Policy, in whole or in part, at any time, in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws, rules and regulations.